Exhibit 3.01

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (the "Agreement") is entered into as of January 3, 2010, by Robert Steele (the "Executive"), the Chief Financial Officer of Silverhill Management Services, Inc., a Delaware (the “Company”), and the Company.

WHEREAS, the undersigned has received 20,000 shares of common stock of the Company in exchange for various services that she has provided and will provide to the Company;

WHEREAS, the undersigned believes that it is in her best interest that there be an orderly and stable market for the Company’s common stock following the effectiveness of a registration statement, and has agreed to enter into this Agreement in order to limit the number of shares she can sell into the market;

NOW  THEREFORE, for good and valuable consideration, including the agreements by certain stockholders of the Company to be similarly bound, the sufficiency and receipt of such consideration are hereby acknowledged, the Executive agrees as follows:

1.

Restriction.  The Executive hereby agrees that from the date hereof  (the “Effective Date”), the Executive will not sell, give away, assign, pledge, hypothecate or in any other manner transfer (or make any offers to transfer) more than 5,000 shares of the Company’s common stock during any calendar quarter, or (ii) enter into an agreement to do any of the foregoing. Thirty six months after the Effective Date, this Agreement shall terminate, and no further restriction pursuant to the Agreement shall apply to the Executive.  The Executive further agrees not to enter into any hedging, short sale or other transaction which could bind the Executive, under any reasonably foreseeable circumstance, to an obligation to transfer shares of the Company’s common stock.  The Executive further agrees that he or she shall not permit his or her spouse to take any of the actions described in this Section 1. The restriction set forth in this Section 1 shall not prohibit a transfer by will or by operation of laws of inheritance or a transfer by an individual into a revocable trust; provided in each instance that the transferee executes and delivers an agreement, in form and substance reasonably acceptable to the Company, that the transferee shall be bound by this Agreement.   The restrictions set forth in this Agreement apply only to the shares of common stock owned by the Executive.

2.

Reliance by the Company and Other Stockholders.  The Executive acknowledges that the Company is relying upon the agreements of the Executive contained herein, and that the failure of the Executive to perform the agreements contained herein could have a detrimental effect upon the Company’s stock price and the Company’s ability to raise capital in the future.  Accordingly, the Executive understands and agrees that the Executive's agreements herein are irrevocable.

3.

No Derogation of other Lock-Up Agreements.  Parties to this Agreement may be parties to other agreements with the Company, including without limitation the Subscription Agreement, with regard to transfer of shares of the Company.  Any such agreements remain in full force and effect and are not modified by this Agreement.  The agreements set forth herein shall be in addition to, and shall run concurrently with any restrictions established by such other agreements.

4.

Execution of Transfers.  The Company may direct its corporate secretary and transfer agent to decline to execute any transfer of shares of the Company’s common stock which appears to contravene this Agreement.  The Company and its corporate secretary and transfer agent shall not have any liability to any person for declining to execute any such transfer of shares based on a good faith belief that the transfer contravenes this Agreement, or for executing such a transfer of shares inadvertently based on a good faith belief that the transfer does not contravene this Agreement.  The Company and its corporate secretary and transfer agent shall have no duty to ensure that every requested transfer of shares complies with this Agreement.

5.

Further Assurances.  At any time, and from time to time, after the signing of this Agreement, the Executive will execute such additional instruments and take such action as may be reasonably requested by the Company to carry out the intent and purposes of this Agreement.

6.

Notices.  All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally, (ii) upon confirmation of receipt, if given by electronic facsimile and (iii) on the third business day following mailing, if mailed first-class, postage prepaid, registered or certified mail, to the address of such party appearing in the books and records of the Company.

7.

Entire Agreement.  This Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and (ii) may not be amended except by an instrument in writing (a) signed on behalf of each of the parties hereto and in compliance with applicable law, and (b) expressly approved by a majority of the company's shareholders other than the Executive or expressly approved by the consent of a majority of the Company's board of directors other than the Executive.

8.

Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  In this Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof.  No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

9.

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

10.

Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of Massachusetts applicable to agreements made and to be performed entirely within such State.

11.

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement shall be binding upon the Executive, its legal representatives, successors and assigns.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Executive has executed this Agreement as of the day and year first above written.

The “Executive”:

/s/ Robert Steele

(Signature)

Robert Steele

(Print Name)

The “Company”:

SILVERHILL MANAGEMENT, INC.

By: /s/ Emily Lussier

Emily Lussier,

Chief Executive Officer

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